Exhibit 10.79

Lions Gate Entertainment Corp.

2700 Colorado Avenue, Suite 200

Santa Monica, California 90404

July 9, 2010

Mr. Carl C. Icahn

Icahn Capital LP
767 Fifth Avenue, 47th Floor

New York, NY 10153

Gentlemen:

            Each of Lions Gate Entertainment Corp. and its subsidiaries (“Lions Gate”) and Carl C. Icahn and his affiliates (“Icahn”) hereby agree that, beginning today and ending at midnight, New York City time, on July 19, 2010 (the “End Date”), Icahn and Lions Gate will work together on certain acquisition opportunities.

            Lions Gate hereby agrees that, beginning today and ending on the End Date, it will not: (i) issue, agree to issue, or authorize or propose the issuance of, any securities to, or enter into any agreement, contract or understanding outside the ordinary course of business with, any member of its board of directors or their affiliates; (ii) engage in active negotiations for any transaction that would involve the issuance or agreement to issue common stock (or securities or instruments convertible into common stock) of Lions Gate in excess of 5.0% of Lions Gate’s currently outstanding common stock (other than any acquisition opportunity that Icahn and Lions Gate are working on together as contemplated above); (iii) arrange for, or encourage, any other person or entity to purchase, any securities of Lions Gate outside of the ordinary course of business, or (iv) issue or agree to issue, any securities of Lions Gate outside of the ordinary course of business; provided that in each of cases (ii), (iii) and (iv) that nothing in this paragraph shall limit or in any way restrict Lions Gate’s ability to (A) issue common stock of Lions Gate in an aggregate amount not in excess of 5.0% of Lions Gate’s currently outstanding common stock in transactions involving the acquisition of securities, property or other assets, including by way of merger, reorganization or otherwise or (B) continue to engage in ordinary course investor relations activities.

            Lions Gate hereby agrees that, beginning today and ending at midnight, New York City time, on the date that is 45 days after the End Date, Lions Gate will not set a record date in connection with the 2010 annual meeting of shareholders or any special meeting of shareholders.

            Lions Gate hereby agrees that, within one (1) business day following the End Date (such date, the “Disclosure Deadline”), Lions Gate will: (i) publicly disclose all and any material non-public information received or otherwise made known to Icahn by, from or on behalf of Lions Gate, or its directors, officers, employees or agents (the “Information”) so that Icahn will no longer be in possession of material, non-public information as a result of having received such Information from Lions Gate or its directors, officers, employees or agents; (ii) simultaneously with such disclosure, provide Icahn with written notice of such disclosure (the “Disclosure Notice”), together with an unqualified opinion of Lions Gate’s legal counsel confirming the Disclosure Notice (the “Opinion”), which written notice states that Icahn is no longer in possession of material, non-public information as a result of Icahn having received such Information Gate from Lions Gate or its directors, officers employees or agents; (iii) to the extent Lions Gate has not delivered the Disclosure Notice and the Opinion by the Disclosure Deadline, Lions Gate hereby consents that Icahn may publicly disclose all Information which Icahn received from Lions Gate or its directors, officers, employees or agents; provided, that Icahn shall prior to so disclosing provide Lions Gate with a copy of the proposed disclosure and a reasonable opportunity (not to exceed one (1) business day) to comment thereon.

            Each of Lions Gate and Icahn agrees that, in the event that any of them were to violate any provision of this Agreement or fail to perform any obligation under this Agreement in accordance with its specific terms, the other parties hereto would suffer irreparable injury, for which there may be no adequate remedy at law. Consequently, each of Lions Gate and Icahn agrees that, in the event of a breach or threatened breach of this Agreement by Lions Gate and Icahn, the other parties shall be entitled, in addition to any other remedies to which they may be entitled at law, to equitable relief, including an injunction, to prevent any breaches and to enforce specifically this Agreement’s terms and provisions. Each of Lions Gate and Icahn also agrees that any such equitable relief may be sought without the obligation of posting any bond or surety.

This agreement was approved by the board of directors of Lions Gate.

                                                                        Very truly yours,

                                                                        LIONS GATE ENTERTAINMENT CORP.

                                                                        By:    /s/ Michael Burns

                                                                         Name: Michael Burns

                                                                         Title: Vice Chairman

Accepted and agreed as of the date set forth above:

  /s/ Carl C. Icahn

Carl C. Icahn

[Signature Page to July 9, 2010 Letter from Lionsgate to Carl C. Icahn]